Exhibit 99.1

Media Contact:	or	Investor/analyst contact:
Bobbie Egan		Chris Berry
Media Relations Manager		Managing Director of Investor Relations
(206) 392-5134		(206) 392-5260

Jan 4, 2013

Alaska Air Group Reports December and Year-End Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported December and year-end operational results for its subsidiaries, Alaska Airlines and Horizon Air, and on a combined basis. Detailed information is provided below.

ALASKA AIRLINES - MAINLINE
Alaska reported an 8.4 percent increase in traffic on a 9.9 percent increase in capacity compared to December 2011. This resulted in a 1.1-point decrease in load factor to 86.3 percent. Alaska also reported 83.3 percent of its flights arrived on time in December, compared to the 85.4 percent reported in December 2011. For the full-year 2012, Alaska reported a record load factor of 86.6 percent and carried a record 18.5 million passengers.
The following table shows Alaska's operational results for December and full-year 2012, compared to the prior-year periods:

	December			Full Year
	2012	2011	Change	2012	2011	Change
Revenue passengers (in thousands)	1,549	1,485	4.3%	18,526	17,810	4.0%
Revenue passenger miles RPM (in millions)	2,105	1,941	8.4%	24,417	22,586	8.1%
Available seat miles ASM (in millions)	2,440	2,220	9.9%	28,180	26,517	6.3%
Passenger load factor	86.3%	87.4%	(1.1) pts	86.6%	85.2%	1.4 pts
On-time arrivals as reported to U.S. DOT	83.3%	85.4%	(2.1) pts	87.5%	88.2%	(0.7) pts

-more-

HORIZON AIR
Horizon reported a 5.3 percent increase in December traffic on a 4.6 percent increase in capacity compared to December 2011. This resulted in a 0.7-point increase in load factor to a December record of 79.4 percent and full-year record of 78.3 percent. Horizon also reported 85.2 percent of its flights arrived on time in December, compared to the 90.2 percent reported in December 2011.
The following table shows Horizon's operational results for December and full-year 2012, compared to the prior-year periods:

	December			Full Year
	2012	2011	Change	2012	2011	Change
Revenue passengers (in thousands)	586	562	4.3%	6,781	6,641	2.1%
RPMs (in millions)	179	170	5.3%	2,090	2,131	(1.9)%
ASMs (in millions)	226	216	4.6%	2,669	2,726	(2.1)%
Passenger load factor	79.4%	78.7%	0.7 pts	78.3%	78.2%	0.1 pts
On-time arrivals	85.2%	90.2%	(5.0) pts	91.0%	86.1%	4.9 pts
The year-to-date decline in capacity and traffic for Horizon from the prior year is due primarily to the completion of Horizon's transition out of the CRJ-700 regional jet. This transition was completed in June 2011.

AIR GROUP (including flights operated by third parties)
On a combined basis, Air Group reported an 8.1 percent increase in traffic on a 9.0 percent increase in capacity compared to December 2011. This resulted in a 0.7-point decrease in load factor to 85.7 percent. These statistics include flights operated by Alaska and those under capacity purchase arrangements, including Horizon, SkyWest and a small third-party carrier in the state of Alaska.
The following table shows the operational results for December and full-year 2012, compared to the prior-year periods:

	December			Full Year
	2012	2011	Change	2012	2011	Change
Revenue passengers (in thousands)	2,181	2,094	4.2%	25,896	24,790	4.5%
RPMs (in millions)	2,324	2,149	8.1%	27,007	25,032	7.9%
ASMs (in millions)	2,712	2,488	9.0%	31,428	29,627	6.1%
Passenger load factor	85.7%	86.4%	(0.7) pts	85.9%	84.5%	1.4 pts

-more-

Alaska Airlines, a subsidiary of Alaska Air Group (NYSE: ALK), together with its partner regional airlines, serves 95 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines has ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power and Associates North America Airline Satisfaction StudySM for five consecutive years from 2008 to 2012. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines newsroom at www.alaskaair.com/newsroom.
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